Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this _____ day of August, 2014, between The Wet Seal, Inc. (the “Employer”) and Edmond S. Thomas (“you”).

RECITAL
The Employer desires to employ you, and you desire to be so employed by the Employer, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Employer and you hereby agree as follows:

1.Term of Employment

(a)The term of your employment under this Agreement shall commence effective as of [September 8, 2014] (the “Effective Date”) and end on September 8, 2017 or such earlier date on which your employment is earlier terminated under Section 9. This period during which you are employed under this Agreement, shall be referred to as the “Term.”

(b)If the Employer continues to employ you beyond the Term, except as provided in a new written employment agreement between you and the Employer, all obligations and rights under this Agreement shall prospectively lapse as of the Term, except as provided in Section 10(u) and you will be an at-will employee whose employment may be terminated at any time for any reason by either of the parties to this Agreement.

2.Compensation

(a)In full consideration for all rights and services provided by you under this Agreement, you shall receive the compensation set forth in this Section 2.

(b)Commencing on the Effective Date, you shall receive an annual base salary (“Base Salary”) of $975,000.00; provided, however, that the Employer’s policy or practice with respect to continuation or cessation of Base Salary during any period of more than one week that an exempt employee is not actively providing services to the Employer, other than when the exempt employee is on an approved paid vacation or paid sick leave, shall apply to you. Base Salary payments shall be made in accordance with Employer’s then prevailing payroll policy.

(c)In consideration for your covenants and agreements set forth in this Agreement, Employer shall pay you a signing bonus of $75,000.00 within 10 business days of the Effective Date. You promise that if you resign or are terminated for Cause under Section 9 before the first anniversary of the Effective Date, you will repay a pro rata portion of this signing bonus, calculated from the date of your resignation or termination for Cause, to the Employer.

(d)In consideration for your covenants and agreements set forth in this Agreement, Employer shall pay your legal fees associated with this Agreement, not to exceed $25,000.00, within 10 business days of the Effective Date; provided that your law firm submits an invoice to us along with a completed Form W-9 within 2 business days of the Effective Date.

(e)In addition to your Base Salary, you may be eligible to receive an annual discretionary bonus (the “Annual Bonus”). Your target Annual Bonus during the Term will be one hundred percent (100%) of the then applicable Base Salary, provided that the actual amount of the Annual Bonus, if any, shall be within the sole and absolute discretion of Employer’s Board of Directors (“Board”) or the Compensation Committee of the Board (“Compensation Committee”) and will be based on the extent to which the Employer meets its annual operating targets, determined in the sole discretion of the Board. Under no circumstances shall the Annual Bonus exceed two hundred percent (200%) of your then applicable Base Salary. Except as otherwise set forth in this Agreement, you must remain continuously employed by Employer through the date on which the Annual Bonus is paid to be eligible to receive such Annual Bonus. Any Annual Bonus shall be subject to applicable withholding.

(f)In conjunction with your employment under this Agreement, the Employer will grant you 1,500,000 Restricted Stock Units (“RSUs”) and 2,500,000 Performance Stock Units (“PSUs”), pursuant to Stock Unit Award Agreements substantially in the form attached as Exhibits A and B to this Agreement. Your RSUs and PSUs will be subject to the terms and conditions of The Wet Seal, Inc. Amended and Restated 2005 Stock Incentive Plan and the applicable Performance Stock Unit Award Agreements.

(g)The Employer and you shall enter into an Indemnification Agreement in the form attached as Exhibit C to this Agreement.

(h)To the extent that any Employer benefit, program, practice, arrangement, or this Agreement would or might otherwise result in your receipt of an illegal loan (“Loan”), the Employer shall use reasonable efforts to provide you with a substitute for the Loan that is lawful and of at least equal value to you. If this cannot be done, or if doing so would be significantly more expensive or burdensome to the Employer than making the Loan (if doing so were not illegal), the Employer need not make the Loan to you or provide you a substitute for it.

3.Title

You are being employed under this Agreement in the position of Chief Executive Officer. Upon your appointment as Chief Executive Officer, you will be appointed to the Employer’s Board of Directors. During the Term, the Employer’s Board of Directors shall nominate you as Director for each annual election of directors. You will not receive any additional compensation for your service on the Board or any of its Committees.

4.	Duties

You shall have such duties as may be assigned to you by the Board to the extent that such duties are commensurate with your position. You shall personally and diligently perform, on a full-time and exclusive basis, such services as Employer or any of its related or affiliated entities or divisions may reasonably require. You are also required to read, review and observe all of Employer’s existing policies, procedures, rules and regulations as well as those adopted by Employer during the Term. You will at all times perform all of the duties and obligations required by you under this Agreement in a loyal and conscientious manner and to the best of your ability and experience. You shall initially be based at the Company’s headquarters, except for required travel on the Employer’s business.

5.	Expenses

To the extent you incur necessary and reasonable travel and business expenses in the course of your employment, you shall be reimbursed for such expenses, subject to Employer’s then-current policies regarding reimbursement of such travel and business expenses, but in any event such reimbursement shall be paid by March 15 of the year following the calendar year to which the expenses relate.

6.	Other Benefits

You shall be entitled to those benefits which are standard for persons in executive positions with Employer, including coverage under Employer’s health, dental, disability, and life insurance, and eligibility to participate in Employer’s 401(k) plan, in each such case, subject to the terms and conditions of such plans. You expressly agree and acknowledge that after the expiration of the Term, you are entitled to no additional benefits, except as specifically provided in this Agreement and except as specifically provided under the benefit plans referred to above and those benefit plans in which you subsequently may become a participant, and subject in each case to the terms and conditions of each such plan. Notwithstanding the foregoing, you acknowledge and agree that you will not be a participant in The Wet Seal, Inc. Amended and Restated Severance and Change in Control Plan, as amended from time to time.

7.	Vacation and Paid Holidays

(a)You will be entitled to paid vacation days in accordance with the normal vacation policies of Employer in effect from time to time, provided that in no event shall you be entitled to fewer than twenty (20) paid vacation days per year.

(b)You shall be entitled to all paid holidays allowed by Employer to its full-time employees in the United States.

8.Protection of Employer’s Interests

(a)Duty of Loyalty. During the Term, you will owe a duty of loyalty to Employer, which includes, but is not limited to, your not competing in any manner, whether directly or indirectly, as a principal, employee, agent, owner, or otherwise, with Employer, or any affiliate of Employer, except that the foregoing will not prevent you from holding at any time less than one percent (1%) of the outstanding capital stock of any company whose stock is publicly traded.

(b)Policy Compliance. You confirm that you have read, understand and will comply with Employer’s policies, including but not limited to its Code of Business Ethics and Conduct and Code of Ethics for Senior Financial Officers, as amended from time to time.

(c)Property of Employer. All rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you during the term of your employment or resulting from your services which (i) relate in any manner at the time of conception or reduction to practice to the actual or demonstrably anticipated business of Employer, (ii) result from or are suggested by any task assigned to you or any work performed by you on behalf of Employer, or (iii) are based on any property owned or idea conceived by Employer, shall be deemed to be a work made for hire and shall be the sole and exclusive property of Employer. You agree to execute, acknowledge and deliver to Employer, at Employer’s request, such further documents, including copyright and patent assignments, as Employer finds appropriate to evidence Employer’s rights in such property. Your agreement to assign to Employer any of your rights as set forth in this Section 8(c) shall not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870, where no equipment, supplies, facility or trade secret information of Employer were used and that was developed entirely upon your own time, and that does not relate to Employer’s business, and that does not result from any work performed by you for Employer.

(d)Covenant Not to Shop. During the Term, you shall not seek or negotiate for employment other than with Employer or its affiliates, with the exception of the final ninety (90) days of the Term, provided that you first provide Employer with written notice of your intent to seek external employment and such interviews may occur strictly subject to your continuing obligations under this Agreement, including, without limitation, your duty of loyalty, compliance with Employer’s corporate governance policies and your confidentiality obligations.

(e)Confidentiality; Covenant Not to Solicit; Etc. You acknowledge signing and delivering to Employer the Employee Confidentiality And Invention Assignment Agreement attached as Exhibit D as of the Effective Date and you agree that all terms and conditions contained in such agreement, and all of your obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein.

9.Termination.

(a)Resignation. If you resign other than for Good Reason, the Employer may accept your resignation effective on the date set forth in your notice or any earlier date.

(b)By Employer for Cause. At any time during the Term, the Employer may terminate your employment and this Agreement for Cause, which shall include only a good-faith determination by the Employer that you (i) engaged in any act of material willful misconduct or material dishonesty in the performance of your duties; (ii) any willful failure, neglect or refusal by you to attempt in good faith to perform the duties of your employment or to follow the lawful instructions of the Company (except as a result of physical or mental incapacity or illness) which is not promptly cured after written notice; (iii) your commission of any fraud or embezzlement against the Company (whether or not a misdemeanor); (iv) your being convicted of (or pleading guilty or nolo contendere to) any felony or misdemeanor involving theft, embezzlement, dishonesty or moral turpitude; and/or (v) your failure to materially comply with the material policies of the Company in effect from time to time relating to conflicts of interest, ethics, codes of conduct, insider trading, or discrimination and harassment, or other breach of your fiduciary duties to the Company, which failure or breach is materially injurious to the business or reputation of the Company.
If your employment ends for any reason other than discharge by Employer for Cause, at a time when Employer had Cause to terminate you (or would have had Cause if it then knew all relevant facts), your termination shall be treated as a discharge by Employer for Cause.
(c)By Employer Without Cause (Other Than On Account Of Disability). Employer may terminate your employment and this Agreement at any time without Cause and such termination shall not be deemed a breach by Employer of any term of this Agreement or any other duty or obligation, expressed or implied, which Employer may owe to you pursuant to any principle or provision of law.

(d)By You for Good Reason. At any time during the Term, you may terminate your employment and this Agreement if “Good Reason” exists. For the purposes of this Agreement, “Good Reason” shall mean that without your written agreement, Employer (i) materially diminishes your Base Salary; (ii) reassigns your primary place of employment to a location that (A) is more than 50 miles from your primary place of employment as of the date such change is announced and (B) increases your one-way commute to work by at least 50 miles; (iii) materially diminishes your job responsibilities, duties or authorities; or (iv) the Board fails to re-nominate you for a Board position pursuant to Section 3 (provided, however, that if you are not re-elected by the Company’s shareholders, that shall not constitute an Good Reason); provided that the occurrence of any such event or circumstance described in (i), (ii); (iii); and (iv), above will constitute Good Reason only if (x) the Employer fails to cure such event or circumstance within 30 days after receipt from you of written notice of the existence thereof, which notice must be provided to the Board within 90 days after the initial existence of such event or circumstance with sufficient specificity to allow the Employer to respond to such claim, and (y) you terminate employment with the Employer within 30 days following the expiration of the cure period described in clause (x).

(e)Termination on Death. In the event of your death during the term of this Agreement, this Agreement and your employment shall terminate as of the date of your death and Employer shall be obligated to provide only your heirs, successors, legal representatives, or estate the amounts and benefits set forth in Section 9(g)(i) below.

(f)By Employer on Account of Disability. In the event of your Disability during the term of this Agreement, Employer has the right to terminate this Agreement and your employment and, in such event, Employer shall be obligated to provide you only the amounts and benefits set forth in Section 9(g)(ii) below. “Disability” shall mean that you are either

(i)
unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(ii)
by reason of any physical or mental impairment you have not performed the material duties of your job; in either case, provided that you received income replacement benefits for a period of not less than three (3) months under an Employer-sponsored disability plan.

(g)Termination of Obligations and Severance Payments. In the event of the termination of your employment and this Agreement pursuant to Sections 9(a), (b), (c), (d), (e), or (f) all obligations of Employer to you under this Agreement shall immediately terminate except as provided in this Section 9(g) and Section 10(u) and, in addition to payment of (1) any earned but unpaid Base Salary through the date of your termination; (2) reimbursement of approved expenses due to you pursuant to Section 5, you (or in the event of a termination under Section 9(e), your heirs or estate) shall be entitled to receive the amounts or benefits set forth below.

(i)
Death. In the event this Agreement and your employment is terminated under Section 9(e), your heirs or estate shall not receive any additional payments under this Agreement and nothing in this Agreement shall affect any payments your widow, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy maintained by Employer.

(ii)
Disability. In the event Employer terminates this Agreement and your employment under Section 9(f), you shall not receive any additional payments under this Agreement and nothing in this Agreement shall affect any payments you may be entitled to receive pursuant to any disability plan or insurance policy maintained by Employer.

(iii)	Termination by Employer Without Cause (other than on account of Disability or following a Change in Control).

In the event Employer terminates this Agreement and your employment under Section 9(c) other than on account of Disability or following a Change in Control:
a.You shall receive payment of an amount equal to the Base Salary in effect at the time of your termination paid on a salary continuation basis with regular payroll; provided, however, that any amounts that otherwise would be payable to you, within the first 60 days following your termination of employment, under this Section 9(g)(iii)(a) shall instead be paid to you on the 65th day following your termination of employment. Notwithstanding the foregoing, no amounts shall become payable under this Section 9(g)(iii)(a) unless, within 64 days following your termination of employment, you sign a release agreement in the form provided by Employer and such release agreement becomes effective and irrevocable.

b.All RSUs granted to you under this Agreement that would have vested pursuant to Exhibit A hereto on the next anniversary of the Effective Date following your termination shall vest on the 65th day following your termination of employment, but only if you have satisfied the release requirement set forth in the preceding subsection.

(iv)	Termination by Employer Without Cause or by You for Good Reason Following a Change in Control.
In the event Employer terminates this Agreement and your employment under Section 9(c) or you terminate this Agreement and your employment under Section 9(d) during the twelve (12) months following a Change in Control (defined below):
a.You shall receive payment of an amount equal to the Base Salary in effect at the time of your termination paid to you in a single lump sum on the 65th day following your termination of employment, provided you have signed a release agreement in the form provided by Employer and such release agreement becomes effective and irrevocable.

b.All RSUs and PSUs granted to you under this Agreement that would have vested pursuant to Exhibits A and B shall vest immediately, but only if you have satisfied the release requirement set forth in the preceding subsection.

For purposes of this Agreement, a “Change in Control” shall mean either:
(a)    any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing more than fifty percent (50%) of the combined voting power of the Employer’s then outstanding securities eligible to vote for the election of the Board (the “Employer Voting Securities”); provided, however, that an event described in this clause (a) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Employer or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Employer or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Employer or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any person pursuant to a Non-Qualifying Transaction (as defined in clause (b)); or
(b)    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Employer or any of its subsidiaries that requires the approval of the Employer’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Employer Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Employer Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Employer Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were members of the Board as of the date hereof at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”).

(v)	Compensation upon Termination by You for Good Reason (other than following a Change in Control).

In the event you terminate this Agreement and your employment under Section 9(d) other than following a Change in Control:
a.You shall receive payment of an amount equal to the Base Salary in effect at the time of your termination paid on a salary continuation basis with regular payroll; provided, however, that any amounts that otherwise would be payable to you, within the first 60 days following your termination of employment, under this Section 9(g)(iv)(a) shall instead be paid to you on the 65th day following your termination of employment. Notwithstanding the foregoing, no amounts shall become payable under this Section 9(g)(iv)(a) unless, within 64 days following your termination of employment, you sign a release agreement in the form provided by Employer and such release agreement becomes effective and irrevocable.

b.All RSUs granted to you under this Agreement that would have vested pursuant to Exhibit A hereto on the next anniversary of the Effective Date following your termination shall vest on the 65th day following your termination of employment, but only if you have satisfied the release requirement set forth in the preceding subsection.

(vi)
Termination For Cause or Termination under Section 9(a). In the event your employment and this Agreement is terminated by Employer under Section 9(b) or you terminate your employment under Section 9(a), then you shall not be entitled to any additional payments under this Agreement.

(vii)
Breach of Post-termination Obligations. In the event that you breach any of your obligations under Section 8, Employer’s obligation, if any, to make payments under Section 9 shall, to the extent not prohibited by applicable law, immediately and permanently cease and you shall not be entitled to any such payments or benefits.

(viii)	Nothing in this Agreement shall be deemed to require Employer to issue any equity awards beyond those described in Section 2(f).

10.General Provisions

(a)Entire Agreement. This Agreement supersedes all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment with Employer, and no amendment or modification of this Agreement shall be binding unless it is set forth in a writing signed by both Employer and you. To the extent that this Agreement conflicts with any of Employer’s policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations.

(b)Assignment. Employer may assign this Agreement or all or any part of its rights under this Agreement to any entity which succeeds to all or substantially all of Employer’s stock or assets (whether by merger, acquisition, consolidation, reorganization or otherwise) or which Employer may own substantially, after which Employer shall have no remaining liability under this Agreement and all references to Employer shall instead be deemed to refer to such assignee, and this Agreement shall inure to the benefit of such assignee.

(c)No Conflict with Prior Agreements. You represent to Employer that neither your commencement of employment under this Agreement nor the performance of your duties under this Agreement conflicts or will conflict with any contractual or legal commitment on your part to any third party, nor does it or will it violate or interfere with any rights of any third party.

(d)Successors.

(i)
This Agreement is personal to you and without the prior written consent of Employer shall not be assignable by you. This Agreement shall inure to the benefit of and be enforceable by your legal representatives.

(ii)
Subject to subsection (b), this Agreement shall inure to the benefit of and be binding on Employer and its successors and assigns, including any successor by reason of merger, sale of all or substantially all of the assets of Employer or by operation of law.

(e)Reserved.

(f)Waiver. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

(g)Prevailing Law. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

(h)Expiration. This Agreement does not constitute a commitment of Employer with regard to your employment, express or implied, other than to the extent expressly provided for herein.

(i)Choice of Law. Except to the extent governed by Federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

(j)Immigration. In accordance with the Immigration Reform and Control Act of 1986, employment under this Agreement is conditioned upon satisfactory proof of your identity and legal ability to work in the United States.

(k)Arbitration. All disputes relating to your employment (or its termination), including disputes relating to this Section and this Agreement, shall be resolved by final and binding arbitration in accordance with this Section. The arbitration will be conducted by an impartial arbitrator experienced in employment law selected from  the JAMS  panel of arbitrators in accordance with JAMS then current employment arbitration rules (except as otherwise provided in this Section). You understand that Employer and you are waiving the right to institute a court action, except for requests for injunctive relief pending arbitration, and understand that the Employer and you are giving up any right to a jury trial. The Arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations. You and the Employer will split the fees and costs of the arbitrator. The arbitrator shall award reasonable attorneys’ fees and costs to the prevailing party, unless prohibited by applicable law. This arbitration obligation does not apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan subject to ERISA. The arbitration shall take place in Orange County, California or the city in which you were last employed by Employer, unless Employer and you agree otherwise.

(l)Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this Agreement, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal and enforceable.

(m)Legal Counsel. You acknowledge that you have been given the opportunity to consult with legal counsel or any other advisor of your own choosing regarding this Agreement. You understand and agree that Employer’s General Counsel, or any other attorney retained by Employer or any member of management who has discussed any term or condition of this Agreement with him or with you, is only acting on behalf of Employer and not on your behalf

(n)Right to Negotiate. You hereby acknowledge that you have been given the opportunity to participate in the negotiation of the terms of this Agreement. You acknowledge and confirm that you have read this Agreement and fully understand its terms and contents.

(o)Reserved.

(p)Injunctive Relief. In the event of a breach of or threatened breach of the provisions of Sections 8 of this Agreement you agree that any remedy of law would be inadequate.  Accordingly you agree that Employer is entitled to obtain injunctive relief for such breaches or threatened breaches. The injunctive relief provided for in this Section 10(p) is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party.

(q)Remedies Cumulative. The remedies in this Agreement are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.

(r)Headings. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

(s)Section 409A. If any amounts that become due under Section  9 constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until  you incur a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). If, at the time of your separation from service, you are a “specified employee” (under Internal Revenue Code Section 409A), any benefit as to which Section 409A penalties could be assessed that becomes payable to you on account of your “separation from service” (including any amounts payable pursuant to the preceding sentence) will not be paid until after six months and one day after your separation from service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, you shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Employer during that period. Thereafter, you shall receive any remaining benefits as if there had not been an earlier delay.

(t)Section 280G. In the event that any payment or benefit received or to be received by you pursuant to this Agreement or under any other agreement, contract, award, arrangement, etc. (collectively, the “Payments”) would result in a “parachute payment” as described in Section 280G of the Internal Revenue Code of 1986, as amended (or any successor provision), notwithstanding the other provisions of this Agreement, or any other agreement, contract, award, arrangement, etc., such Payments shall not, in the aggregate, exceed the maximum amount that may be paid to you without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by Employer’s independent auditors. If any benefits must be cut back to avoid triggering such penalties, they shall be cut back in the following order: (x) cash payments; (y) cancellation of accelerated vesting of equity awards other than stock options (with the latest vesting reduced first), and (z) cancellation of accelerated vesting of stock options (with the latest vesting reduced first). If an amount in excess of the limit set forth in this subsection (t) is paid to you, you shall repay the excess amount to Employer on demand, with interest at the rate provided for in Internal Revenue Code Section 1274(b)(2)(B) (or any successor provision). Employer and you agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties. The foregoing reduction, however, shall only apply if it increases the net amount you would realize from Payments, after payment of income and excise taxes on such Payments.

(u)Survivability. The provisions of Sections 8, 10 and 11 shall survive the termination or expiration of this Agreement.

11.Notices

All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To Employer:	The Wet Seal, Inc.
Attention: General Counsel
26972 Burbank
Foothill Ranch, California 92610
Either party may by written notice designate a different address for giving of notices. The date of mailing of any such notices shall be deemed to be the date on which such notice is given.
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ACCEPTED AND AGREED TO:

THE WET SEAL, INC.

By:	/s/ Adam Lance Rothstein	By:	/s/ Ed Thomas
	Adam Rothstein		Edmond S. Thomas
Compensation Committee Chairman

Date:	8/27/2014	Date:	8/22/2014

Exhibit A - Restricted Stock Unit Award Agreement

RESTRICTED STOCK UNIT AGREEMENT
UNDER THE WET SEAL, INC.
Amended and restated 2005 STOCK INCENTIVE PLAN

THIS AGREEMENT (the “Agreement”) is made as of the [] day of September, 2014 (the “Grant Date”), by and between The Wet Seal, Inc. (the “Company”) and Edmond S. Thomas (the “Participant”). The Company and the Participant have entered into an Employment Agreement as of the [] day of August, 2014 (the “Employment Agreement”).
1.Award. In accordance with The Wet Seal, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Plan”), the Compensation Committee of the Company’s Board of Directors (the “Committee”) has granted to the Participant 1,500,000 restricted stock units (“RSUs”), subject to the vesting and other terms and conditions of this Agreement. Each RSU represents a contingent right to receive one share of the Company’s Class A common stock, $0.10 par value per share (a “Share”). Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to them in the Plan.

2.Vesting of RSUs. Except as otherwise provided in this Agreement or the Participant’s Employment Agreement, (a) the RSUs shall become vested in three equal annual installments beginning on the first anniversary of the Grant Date, subject to the Participant’s continuous employment or service with the Company or a Subsidiary through the applicable vesting date, and (b) if the Participant’s employment or service terminates before the third anniversary of the Grant Date, the Participant will forfeit and have no further right or interest with respect to any unvested RSUs. For the purpose of this Agreement, the Participant’s employment or other service will be considered to have terminated if (and only if) the Participant is no longer employed by or providing services to the Company or any of its Subsidiaries, and the Participant has incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986.

3.Effect of Change in Control.

3.1    Accelerated Vesting of RSUs That Are Not Assumed. If a Change in Control occurs and the Participant is then still employed with the Company or a Subsidiary, then any outstanding unvested RSUs covered by this Agreement will become fully vested immediately prior to the Change in Control (such that the Participant will be able to realize the full value of such RSUs as if they had become vested prior to the Change in Control) if and to the extent such unvested RSUs are not assumed by or converted into economically equivalent awards for or with respect to securities of the acquiring or successor company (or a parent company thereof).

3.2    Continuing Vesting of RSUs That Are Assumed. If, in connection with a Change in Control, any of the Participant’s outstanding unvested RSUs are assumed by or converted into economically equivalent awards for securities of the acquiring or successor company (or a parent company thereof), then, except as otherwise specified in this Agreement, such assumed or converted RSUs will be subject to terms and conditions substantially the same as are set forth in this Agreement. Notwithstanding the foregoing,

(a)    if, at or within one year after the time of a Change in Control, the Participant’s employment or service is terminated in a “Covered Termination” (as defined below), the Participant will thereupon become fully vested in any then outstanding unvested RSUs that were so assumed or converted, and

(b)    if the Participant’s employment or Service terminates in a Covered Termination as a result of an action directed or requested by a person who directly or indirectly undertakes a transaction that constitutes a Change in Control that occurs within one year after such termination, then, for the purposes hereof, the Participant will be deemed to have become fully vested in any outstanding unvested RSUs that were forfeited upon such termination of employment, and, at the time of the Change in Control, the Participant will receive additional compensation in the same form, manner and amount as the Participant would have received with respect to such unvested RSUs if the Participant’s employment had continued through the date of the Change in Control.
3.3    Definition. “Covered Termination” means a termination of the Participant’s employment or service by the Company (or an acquiring or successor company (or parent thereof) without “Cause” (as defined in the Employment Agreement) or by the Participant for “Good Reason” (as defined in the Employment Agreement).

4.Dividend Equivalents. If the Company pays dividends with respect to its outstanding Shares during the period this Agreement is in effect, then a dividend equivalent bookkeeping account (the “Dividend Equivalent Account”) will be established in the name of the Participant. The Participant’s Dividend Equivalent Account will be credited with Shares having a value on the dividend payment date equal to the dividends the Participant would have received if the Shares covered by any then outstanding RSUs had been owned by the Participant. The amounts credited to the Participant’s Dividend Equivalent Account will become vested if, as and when the corresponding RSUs become vested and will be forfeited if, as and when the corresponding RSUs are forfeited.

5.Settlement of Vested RSUs; Rights as a Shareholder.

5.1    General. Except as provided below, as soon as practicable (but not more than 30 days) after the date the Participant’s RSUs become vested in accordance with the provisions hereof, the Company will issue and deliver to the Participant the Shares covered by such vested RSUs in certificated or electronic form. Such 30-day period may be extended if and to the extent necessary to avoid a distribution of Shares during an insider trading blackout period. In any event, vested RSUs (and any corresponding portion of the Participant’s Dividend Equivalent Account) will be settled on or before March 15 of the calendar year following the calendar year in which such RSUs (and dividend equivalents) become vested. If a Change in Control occurs, then, notwithstanding the foregoing, any vested RSUs (taking into account any accelerated vesting pursuant to Section 3 above), will be settled in cash or Shares immediately prior to the Change in Control such that the Participant will be able to participate in and/or realize the full economic benefit of the Change in Control transaction as if the Shares covered by such RSUs were then outstanding. The vested portion of a Participant’s Dividend Equivalent Account will be distributed to the Participant in the same form and at the same time as the corresponding vested RSUs (except that cash will be paid in lieu of fractional Shares).

5.2    Tax Withholding. As a condition of the issuance of Shares or the payment of cash under this Agreement, the Company shall require the Participant to satisfy any applicable tax withholding obligations. Toward that end, the Company and its Subsidiaries may require the Participant to remit an amount sufficient to satisfy such withholding obligations or deduct or withhold such amount from any payments otherwise owed the Participant (whether or not under this Agreement or the Plan). The Participant expressly authorizes the Company to deduct from any compensation or any other payment of any kind due to the Participant, including (if the Company so consents) withholding Shares that would otherwise be issued to the Participant in settlement of vested RSUs and/or dividend equivalents, for the amount of any such tax withholding obligations, provided, however, that the value of any Shares withheld may not exceed the statutory minimum withholding amount required by law.

5.3    Rights as a Shareholder. The Participant shall have no voting or other rights of a shareholder with respect to Shares covered by RSUs unless and until such Shares are issued to the Participant in accordance with the provisions hereof.

6.Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, hedge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any of the Participant’s rights under this Agreement, and none of such rights shall be subject to execution, attachment or similar process. Any attempt by the Participant or any other person claiming against, through or under the Participant to cause any of the Participant’s rights under this Agreement to be transferred or assigned in any manner shall be null and void and without effect upon the Company, the Participant or any other person. Notwithstanding the foregoing, if the Participant dies on or after the date that any RSUs have become vested and before the issuance and delivery of Shares to the Participant in settlement of such vested RSUs, such Shares (and any related dividend equivalents) will be issued and delivered to the Participant’s estate or designated beneficiary.

7.Provisions of the Plan; Effect of Other Agreements. Except as covered herein or provided hereby, this Agreement shall be subject to the provisions of the Plan and to such rules, regulations and interpretations as may be established or made by the Committee acting within the scope of its authority under the Plan. The Participant acknowledges receipt of a copy of the Plan prior to the execution of this Agreement.

8.No Employment Rights. Nothing contained herein or in the Plan shall confer upon the Participant any right with respect to the continuation of the Participant’s employment or other service with the Company or a Subsidiary or interfere in any way with the right of the Company and its Subsidiaries at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the Participant’s compensation and any other terms and conditions of the Participant’s employment or other service. The Participant acknowledges and agrees that vesting of the RSUs under this Agreement is premised on the Participant’s provision of future services with the Company and that, except as otherwise specified in this Agreement, vesting of such RSUs shall not accelerate upon the termination of the Participant’s employment or service.

9.Compliance with Law. Notwithstanding any of the provisions hereof, the Company will not be obligated to issue or transfer any Shares to the Participant hereunder if the issuance or transfer of such Shares would constitute a violation by the Participant or the Company of any provisions of any applicable law or regulation of any governmental authority.

10.Committee Determinations Final. The Committee shall have complete discretion in the exercise of its authority, powers, and duties under the Plan and this Agreement. Any determination made by the Committee with respect to this Agreement and the Plan shall be final, conclusive, and binding on all interested persons. The Committee may designate any individual or individuals to perform any of its ministerial functions to be performed hereunder.

11.Miscellaneous.

11.1    Successors. This Agreement shall be binding upon and inure to the benefit of the Company any of its successors and assigns, as well as the Participant and, if applicable, the Participant’s beneficiaries or estate.

11.2    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be amended, except as provided in the Plan, other than by a written instrument executed by the parties hereto.

11.3    Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to its conflict of law principles.

11.4    Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
THE WET SEAL, INC.

By:	/s/ Adam Lance Rothstein
Adam Rothstein
Compensation Committee Chairman

/s/ Ed Thomas
Edmond S. Thomas

Exhibit B - Performance Stock Unit Award Agreement
PERFORMANCE STOCK UNIT AGREEMENT
UNDER THE WET SEAL, INC.
AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN

THIS AGREEMENT (the “Agreement”) is made as of the [] day of September, 2014 (the “Grant Date”), by and between The Wet Seal, Inc. (the “Company”) and Edmond S. Thomas (the “Participant”). The Company and the Participant have entered into an Employment Agreement as of the [] day of August, 2014 (the “Employment Agreement”).
1.Award. In accordance with The Wet Seal, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Plan”), the Compensation Committee of the Company’s Board of Directors (the “Committee”) has granted to the Participant a target award of 2,500,000 performance stock units (“PSUs”), upon the terms and conditions of this Agreement. Each PSU represents a contingent right to receive one share of the Company’s Class A common stock, $0.10 par value per share (a “Share”). Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to them in the Plan.

2.Earning of PSUs. In order to earn a PSU, both the requirements of this Section 2 and the requirements of Section 3 must be satisfied. The PSUs shall vest in one-third (1/3rd) increments such that one-third (1/3rd) of the PSUs are attributable to each of the three Time Periods set forth in the chart in Section 2.1, below.

2.1    Overview. Except as otherwise provided in this Agreement, each PSU is a contingent right to receive one Share, subject to satisfaction of the Target Share Price (with performance measured over the Time Periods), as identified in the following chart:

Time Period	Target Share Price
#1 - Grant Date - 1st Anniversary of Grant Date	125% of the closing Share price on the Grant Date
#2 - 1st Anniversary of Grant Date - 2nd Anniversary of Grant Date	125% of the Target Share Price for Time Period #1
#3 - 2nd Anniversary of Grant Date - Third Anniversary of Grant Date	125% of the Target Share Price for Time Period #2

2.2    Target Share Price. To satisfy the Target Share Price (“Target Share Price”) with respect to the one-third of the PSUs attributable to a particular Time Period (with the first Time Period beginning on the Grant Date and ending on the first anniversary of the Grant Date), the volume weighted average share price of the Company for the twenty (20) trading days preceding the relevant anniversary must be no less than the Target Share Price for the relevant Time Period, as determined by the Committee, which determination will be final and binding on the Company, the Participant and any other interested person. The determination will be made by the Committee as soon as practicable (but not later than 3 months) following the expiration of each Time Period. The date of such determination is referred to as the “Determination Date.”

3.Time-Based Vesting of PSUs. Except as otherwise provided in this Agreement, (a) the PSUs that satisfy the requirements of Section 2, if any, shall become vested on the relevant Determination Date, subject to the Participant’s continuous employment or service with the Company or a Subsidiary through the applicable Determination Date, and (b) if the Participant’s employment or service terminates before the

Determination Date with respect to Time Period #3, the Participant will forfeit and have no further right or interest with respect to any PSUs that had not vested prior to such date and such PSUs shall be cancelled and cease to be outstanding. If the one-third portion of the PSUs attributable to a particular Time Period do not satisfy the requirements of Section 2 with respect to that Time Period, the Participant will forfeit and have no further right or interest with respect to those PSUs and such PSUs shall be cancelled and cease to be outstanding. For the purpose of this Agreement, the Participant’s employment or other service will be considered to have terminated if (and only if) the Participant is no longer employed by or providing services to the Company or any of its Subsidiaries, and the Participant has incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986.

4.Effect of Change in Control. If a Change in Control occurs and the Participant is then still employed with the Company or a Subsidiary, then any outstanding and unvested PSUs covered by this Agreement will become fully vested immediately prior to the Change in Control (such that the Participant will be able to realize the full value of such PSUs as if they had become vested prior to the Change in Control). For the purposes of this Agreement, if a Change in Control occurs before the end of the Performance Period (i.e., prior to the third anniversary of the Grant Date) and if the Participant is then still employed by the Company or a Subsidiary, the Participant will be deemed to have earned and vested in the total target number of PSUs specified in Section 1 above that are then outstanding and unvested.

5.Dividend Equivalents. If the Company pays dividends with respect to its outstanding Shares during the period this Agreement is in effect after the Determination Date, then a dividend equivalent bookkeeping account (the “Dividend Equivalent Account”) will be established in the name of the Participant. The Participant’s Dividend Equivalent Account will be credited with Shares having a value on the dividend payment date equal to the dividends the Participant would have received if the Shares covered by any then outstanding PSUs had been owned by the Participant. The amounts credited to the Participant’s Dividend Equivalent Account will become vested if, as and when the corresponding PSUs become vested and will be forfeited if, as and when the corresponding PSUs are forfeited. As applicable, cash will be distributed in lieu of any fractional Shares credited to the Participant’s Dividend Equivalent Account.

6.Settlement of Vested PSUs; Rights as a Shareholder.

6.1    General. Except as provided below, as soon as practicable (but not more than 30 days) after the date the Participant’s earned PSUs become vested in accordance with the provisions hereof (or, if later, the Determination Date), the Company will issue and deliver to the Participant the Shares covered by such vested PSUs in certificated or electronic form. Such 30-day period may be extended if and to the extent necessary to avoid a distribution of Shares during an insider trading blackout period. In any event, vested PSUs (and any corresponding portion of the Participant’s Dividend Equivalent Account) will be settled on or before March 15 of the calendar year following the calendar year in which such PSUs (and dividend equivalents) become vested. Notwithstanding the foregoing, if a Change in Control occurs, any outstanding earned and vested PSUs (taking into account any accelerated vesting pursuant to Section 4 above), will be settled in cash or Shares immediately prior to the Change in Control such that the Participant will be able to participate in and/or realize the full economic benefit of the Change in Control transaction as if the Shares covered by such PSUs were then outstanding. The vested portion of a Participant’s Dividend Equivalent Account will be distributed to the Participant in the same form and at the same time as the corresponding vested PSUs (except that cash will be paid in lieu of fractional Shares).

6.2    Tax Withholding. As a condition of the issuance of Shares or the payment of cash under this Agreement, the Company shall require the Participant to satisfy any applicable tax withholding obligations. Toward that end, the Company and its Subsidiaries may require the Participant to remit an amount sufficient to satisfy such withholding obligations or deduct or withhold such amount from any payments otherwise owed the Participant (whether or not under this Agreement or the Plan). The Participant expressly authorizes the Company to deduct from any compensation or any other payment of any kind due to the Participant, including (if the Company so consents) withholding Shares that would otherwise be issued to the Participant in settlement of vested PSUs and/or Dividend Equivalents, for the amount of any such tax withholding obligations, provided, however, that the value of any Shares withheld may not exceed the statutory minimum withholding amount required by law.

6.3    Rights as a Shareholder. The Participant shall have no voting or other rights of a shareholder with respect to the Shares covered by PSUs unless and until such Shares are issued to the Participant in accordance with the provisions hereof.

7.Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, hedge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any of the Participant’s rights under this Agreement, and none of such rights shall be subject to execution, attachment or similar process. Any attempt by the Participant or any other person claiming against, through or under the Participant to cause any of the Participant’s rights under this Agreement to be transferred or assigned in any manner shall be null and void and without effect upon the Company, the Participant or any other person. Notwithstanding the foregoing, if the Participant dies on or after the date that any PSUs have become vested and before the issuance and delivery of Shares to the Participant in settlement of such vested PSUs, such Shares will be issued and delivered to the Participant’s estate or designated beneficiary.

8.Provisions of the Plan; Effect of Other Agreements. Except as covered herein or provided hereby, this Agreement shall be subject to the provisions of the Plan and to such rules, regulations and interpretations as may be established or made by the Committee acting within the scope of its authority under the Plan. The Participant acknowledges receipt of a copy of the Plan prior to the execution of this Agreement.

9.No Employment Rights. Nothing contained herein or in the Plan shall confer upon the Participant any right with respect to the continuation of the Participant’s employment or other service with the Company or a Subsidiary or interfere in any way with the right of the Company and its Subsidiaries at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the Participant’s compensation and any other terms and conditions of the Participant’s employment or other service. The Participant acknowledges and agrees that vesting of the PSUs earned under this Agreement is premised on the Participant’s provision of future services with the Company and that, except as otherwise specified in this Agreement, vesting of such PSUs shall not accelerate upon the termination of the Participant’s employment or service.

10.Compliance with Law. Notwithstanding any of the provisions hereof, the Company will not be obligated to issue or transfer any Shares to the Participant hereunder if the issuance or transfer of such Shares would constitute a violation by the Participant or the Company of any provisions of any applicable law or regulation of any governmental authority.

11.Committee Determinations Final. The Committee shall have complete discretion in the exercise of its authority, powers, and duties under the Plan and this Agreement. Any determination made by the Committee with respect to this Agreement and the Plan shall be final, conclusive, and binding on all interested persons. The Committee may designate any individual or individuals to perform any of its ministerial functions to be performed hereunder.

12.Miscellaneous.

12.1    Successors. This Agreement shall be binding upon and inure to the benefit of the Company any of its successors and assigns, as well as the Participant and, if applicable, the Participant’s beneficiaries or estate.

12.2    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be amended, except as provided in the Plan, other than by a written instrument executed by the parties hereto.

12.3    Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to its conflict of law principles.

12.4    Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
THE WET SEAL, INC.

By:	/s/ Adam Lance Rothstein
Adam Rothstein
Compensation Committee Chairman

/s/ Ed Thomas
Edmond S. Thomas

Exhibit C - Indemnification Agreement
INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”), dated as of August , 2014, is made by and between The Wet Seal, Inc., a Delaware corporation (the “Company”), and Edmond S. Thomas, who has agreed to serve the Company as a director and officer (the “Indemnitee”).
WHEREAS, the Indemnitee is currently serving as a director and officer of the Company;
WHEREAS, the Company has determined that it is in the best interests of the Company to enter into indemnification agreements with Indemnitee;
WHEREAS, the Indemnitee is currently entitled to indemnification under the Delaware General Corporation Law (the “DGCL”), the Restated Certificate of Incorporation of the Company, as amended (the “Restated Certificate”) and the By-Laws of the Company (the “By-Laws”), which the Indemnitee does not regard to be adequate protection against the risks associated with his service to or at the request of the Company;
WHEREAS, it is the intention of this Agreement to provide indemnification protection to and rights for the Indemnitee whenever he is subject to a Proceeding (as defined herein), whether the Indemnitee then is a director or other Agent (as defined herein) or not; and
WHEREAS, the Company has concluded that additional protection is appropriate for its directors.
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1. Definitions.
(a) “Agent” of the Company shall mean any person who was, is or may be in the future a director, officer, employee, agent or fiduciary of the Company or a Subsidiary, or is or was serving at the request of, for the convenience of, or to represent the interests of the Company or a Subsidiary as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or entity, including service with respect to an employee benefit plan.
(b) “Disinterested Director” of the Company shall mean a director of the Company who is not and was not a party to the Proceeding for which indemnification is being sought by the Indemnitee.
(c) “Expenses” shall include all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ and experts’ fees, costs, retainers, court costs, transcripts, witness fees, travel expenses, duplicating costs, printing costs, binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses) actually incurred by the Indemnitee in connection with the investigation, defense or appeal of a Proceeding or establishing or enforcing a right to indemnification under this Agreement, Section 145 of the DGCL, the Restated Certificate, the By-Laws or otherwise.
(d) “Independent Legal Counsel” shall mean a law firm, a member of a law firm or an independent practitioner, who is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement.
(e) “Proceeding” shall mean any threatened, pending or completed action, arbitration, mediation, suit or other proceeding, whether civil, criminal, administrative, investigative or any other type whatsoever.
(f) “Subsidiary” shall mean any corporation, partnership, joint venture or other enterprise, a majority of whose equity interests are owned or controlled by the Company, directly or through one or more other persons or entities.
Section 2. Agreement to Serve. The Indemnitee agrees to serve as a director, officer or Agent of the Company, at the Indemnitee’s will (or under separate agreement, if such agreement exists), in the capacity the Indemnitee currently serves, so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the By-Laws or the By-Laws of any Subsidiary, until such time as he tenders his resignation in writing or his term is otherwise completed; provided, however, that nothing contained in this Agreement is intended to create any right to continued service as a director or other Agent of the Company; provided further, that nothing contained in this Agreement (as opposed to any separate agreement) shall prevent the Indemnitee from resigning his position or positions at the Company.
Section 3. Mandatory Indemnification. Subject to the limitations set forth in Section 7, if the Indemnitee is a person who was, is or may in the future be a party or is or may in the future be threatened to be made a party to or is or may in the future be involved, including involvement as a witness, in any Proceeding, including any Proceeding by or in the right of the Company, any Subsidiary or any affiliate of the Company or any Subsidiary, by reason of the fact that he is or was or has agreed to become a director or another Agent, or by reason of any action alleged to have been taken or omitted by him in any such capacity, the Company shall indemnify the Indemnitee (whether he is then a director or other Agent or not) against all Expenses, liability and loss (including, but not limited to, judgments, fines, excise taxes or penalties pursuant to the Employee Retirement Income Act of 1974 and amounts paid or to be paid in settlement) actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of such Proceeding; provided, however, that except as provided in Section 7(c) with respect to a Proceeding seeking to enforce rights to indemnification or other rights under this Agreement, the Company shall indemnify the Indemnitee in connection with a Proceeding (or part thereof) initiated by the Indemnitee only if such Proceeding (or part thereof) was authorized by either the Board of Directors of the Company or the Disinterested Directors thereof.
Section 4. Mandatory Advancement of Expenses. The Company shall advance all Expenses as and when incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any Proceeding to which the Indemnitee is a party or is threatened to be made a party or with respect to which the Indemnitee is otherwise involved (including involvement as a witness) as a director or another Agent of the Company. The Indemnitee hereby undertakes to repay such amounts advanced if, but only if and to the extent that, it shall ultimately be determined pursuant to the provisions hereof that the Indemnitee is not entitled to be indemnified by the Company as authorized hereby or under applicable law. The advances to be made hereunder shall be paid by the Company to the Indemnitee within twenty (20) days following delivery of a written request therefor by the Indemnitee to the Company, which request shall reasonably evidence such Expenses incurred; provided, however, that, if and to the extent that the DGCL requires, an advancement of Expenses incurred by the Indemnitee in his capacity as a director or another Agent of the Company shall be made only upon delivery of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced if it ultimately shall be determined by final judicial decision from which there is no further right to appeal that the Indemnitee is not entitled to be indemnified for such Expenses under this Agreement or otherwise.

Section 5. Partial Indemnification.
If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by him in the investigation, defense, appeal or settlement of any Proceeding, but not, however, for the total amount thereof, the Company nevertheless shall indemnify the Indemnitee for the portion of such Expenses, judgments, fines or penalties to which the Indemnitee is entitled.
Section 6. Notice and Other Indemnification Procedures.
(a) Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any Proceeding, the Indemnitee shall, if the Indemnitee believes that the indemnification with respect thereto properly may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof. The failure to notify or promptly notify the Company shall not relieve the Company from any liability which it may have to the Indemnitee otherwise than under this Agreement, and shall relieve the Company from liability hereunder only to the extent the Company actually and materially has been prejudiced.
(b) If, at the time of the receipt of a notice pursuant to Section 6(a), the Company has directors’ and officers’ liability insurance (“D&O Insurance”) in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurer or insurers in accordance with the procedures set forth in the D&O Insurance policy or policies. The Company thereafter shall take all necessary or desirable action to cause such insurer or insurers to pay, to or on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policy or policies.
(c) In the event the Company shall be obligated to pay the Expenses of the Indemnitee in connection with any Proceeding, the Company shall be entitled to assume the defense of such Proceeding, with counsel subject to the reasonable approval of the Indemnitee, upon the delivery to the Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel or other Expenses subsequently incurred by the Indemnitee with respect to the same Proceeding; provided that (i) the Indemnitee shall have the right to employ his own counsel in any such Proceeding at the Indemnitee’s expense and (ii) if (A) the employment of counsel by the Indemnitee previously has been authorized by the Company, or (B) the Indemnitee shall have concluded upon the advice of counsel that there is a conflict of interest between the Company and the Indemnitee in the conduct of any such defense or the Indemnitee reasonably believes it is in his best interest to retain separate counsel, or (C) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding, the Expenses, including the fees and expenses of the Indemnitee’s counsel, shall be paid by the Company.
(d) All payments of Expenses and other amounts by the Company to the Indemnitee pursuant to this Agreement shall be made as soon as practicable after a written demand therefor by the Indemnitee is presented to the Company, but in no event later than (i) twenty (20) days after such demand is presented or (ii) such later date as may be permitted for the determination of entitlement to indemnification pursuant to Section 7, if applicable; provided, however, that the advancement of Expenses shall be made within the time provided in Section 4.

Section 7. Determination of Right to Indemnification.
(a) To the extent the Indemnitee has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 3 or in the defense of any claim, issue or matter described therein, the Company shall indemnify the Indemnitee pursuant to Section 3 against Expenses actually and reasonably incurred by him in connection with the investigation, defense or appeal of such Proceeding. If the Indemnitee has not been successful on the merits or otherwise in any such defense, the Company also shall indemnify the Indemnitee pursuant to Section 3 unless, and only to the extent that, the Indemnitee has not met the applicable standard of conduct under the DGCL as it now exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment).
(b) The determination as to whether the Indemnitee is entitled to indemnification shall be made as follows: (1) if requested by the Indemnitee, by Independent Legal Counsel selected by the Indemnitee with the consent of the Company (which consent shall not be unreasonably withheld) or (2) if no request is made by the Indemnitee for a determination by Independent Legal Counsel, (i) by a quorum of the Board of Directors consisting of Disinterested Directors or (ii) if such quorum is not obtainable or, even if obtainable, if a quorum of Disinterested Directors so directs, by Independent Legal Counsel in a written opinion.
(c) Notwithstanding a determination that the Indemnitee is not entitled to indemnification with respect to a specific Proceeding, the Indemnitee shall have the right to apply to the Court of Chancery of Delaware, the court in which that Proceeding is or was pending, or any other court of competent jurisdiction, for the purpose of enforcing the Indemnitee’s right to indemnification or the advance payment of Expenses pursuant to this Agreement, the Restated Certificate, the By-Laws or Section 145 of the DGCL as it now exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment). The burden of proof shall be on the Company in any such suit to demonstrate that the Indemnitee is not entitled to indemnification or advance payment of Expenses. The Indemnitee’s Expenses incurred in successfully establishing his right to indemnification or advancement of Expenses, in whole or in part, in any such action (or settlement thereof) shall be paid by the Company.
(d) Notwithstanding anything in Section 3 or 4 to the contrary, the Company shall not be liable under this Agreement to make any indemnity payment or advancement of Expenses in connection with any Proceeding (i) to the extent that payment actually is made, within the time frame contemplated by this Agreement, to or on behalf of the Indemnitee under an insurance policy paid for by the Company, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible under such policy; (ii) to the extent that payment has been or will, within the time frame contemplated by this Agreement, be made to the Indemnitee by the Company otherwise than pursuant to this Agreement; or (iii) to the extent that there was a final adjudication by a court of competent jurisdiction that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to indemnification under the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment).
Section 8. Limitation of Actions and Release of Claims. No Proceeding shall be brought and no cause of action shall be asserted by the Company or any Subsidiary or by any person or entity on behalf of the Company or any Subsidiary against the Indemnitee, his spouse, heirs, estate, executors or administrators after the expiration of one year from the act or omission of the Indemnitee upon which such Proceeding is based; provided, however, that in the event that the Indemnitee fraudulently has concealed the facts underlying such cause of action, no Proceeding shall be brought and no cause of action shall be asserted after the expiration of one year from the earlier of (i) the date the Company or any Subsidiary discovers such facts or (ii) the date the Company or any Subsidiary could have discovered such facts by the exercise of reasonable diligence. Any claim or cause of action of the Company or any Subsidiary, including claims predicated upon the negligent act or omission of the Indemnitee, shall be extinguished and deemed released unless asserted by filing of a legal action within such period. This Section 8 shall not apply to any cause of action which has accrued on the date hereof and of which the Indemnitee is aware on the date hereof but as to which the Company has no actual knowledge apart from the Indemnitee’s knowledge.
Section 9. Non-exclusivity. The provisions for indemnification and advancement of Expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, the Restated Certificate of Incorporation or the By-Laws, a vote of the Company’s stockholders or Disinterested Directors, any other agreement, or otherwise, both as to administrators in his official capacity and to action in another capacity while occupying his position as an Agent of the Company, and the Indemnitee’s rights hereunder shall continue after the Indemnitee has ceased acting as an Agent of the Company and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.
Section 10. Settlement. The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding without its prior written consent, which consent shall not be unreasonably withheld by the Company. The Company shall not settle any Proceeding as it relates to the Indemnitee without the Indemnitee’s prior written consent. In the event that such consent is not given by either the Company or the Indemnitee, as the case may be, and the parties hereto are unable to agree on a proposed settlement, Independent Legal Counsel shall be retained by the Company, at its expense, with the consent of the Indemnitee, which consent shall not be unreasonably withheld, for the purpose of determining whether or not the proposed settlement is reasonable under all the circumstances; and if Independent Legal Counsel determines the proposed settlement is reasonable under all the circumstances, the settlement may be consummated without the consent of the other party; provided, however, that no settlement which would impose any penalty or limitation on the Indemnitee shall be made for the benefit of or imposed upon the Indemnitee without his prior written consent.
Section 11. Subrogation Rights. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against any person or organization and the Indemnitee shall take all actions that reasonably may be requested to secure such rights; provided, that the Indemnitee shall not be required to admit any liability or waive any attorney-client privilege.
Section 12. Allowance for Compliance with Commission Requirements. The Indemnitee acknowledges that the Securities and Exchange Commission (the “Commission”) has expressed the opinion that indemnification of directors and officers from liabilities under the Securities Act of 1933 (the “Act”) is against public policy as expressed in the Act and is, therefore, unenforceable. The Indemnitee hereby acknowledges and agrees that it will not be a breach of this Agreement for the Company to undertake with the Commission in connection with the registration for sale of any shares or other securities of the Company from time to time that, in the event a claim for indemnification against such liabilities (other than the payment by the Company of Expenses incurred or paid by a director or officer of the Company in the successful defense of any Proceeding) is asserted in connection with such shares or other securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question of whether or not such indemnification by the Company is against public policy as expressed in the Act and the Company will be governed by the final adjudication of such issue. The Indemnitee further agrees that such submission to a court of competent jurisdiction shall not be a breach of this Agreement.
Section 13. Scope.
(a) Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Restated Certificate, the By-Laws or by statute. In the event of any change, after the date of this Agreement, in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors or another Agent, such change shall be deemed to be within the purview of Indemnitee’s rights and the Company’s obligations under this Agreement. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its board of directors or another Agent, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.
(b) The Indemnitee’s rights hereunder shall apply to claims made against the Indemnitee arising out of alleged acts or omissions which occurred prior to the date hereof as well as those which occur after the date hereof.
Section 14. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 13.
Section 15. Modification and Waiver.
(a) No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
(b) In the event the Company enters into an indemnification agreement with another Agent containing a term or terms more favorable to the indemnitee than the terms contained herein (as determined by the Indemnitee), the Indemnitee shall be afforded the benefit of such more favorable term or terms and such more favorable term or terms shall be deemed incorporated by reference herein as if set forth in full herein. As promptly as practicable following the execution by the company of each indemnity agreement with an Agent (i) the Company shall send a copy of the indemnity agreement to the Indemnitee, and (ii) if requested by the Indemnitee, the Company shall prepare, execute and deliver to the Indemnitee an amendment to this Agreement containing such more favorable term or terms.
Section 16. Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the heirs, executors, administrators, successors and legal assigns of the parties hereto.

Section 17. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing (including facsimile or similar writing) and shall be deemed to have been given at the time when mailed, enclosed in a registered or certified postpaid envelope, in any general or branch office of the United States Postal Service, or sent by overnight courier service, addressed to the address of the parties as set forth on the signature page of this Agreement or to such changed address as such party may have fixed by notice or, if given by facsimile, when such facsimile is transmitted and the appropriate answerback is received.
Section 18. Governing Law. This Agreement shall be governed exclusively by and construed according to the internal laws of the State of Delaware, without regard to its conflicts of law rules.
Section 19. Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consents to the jurisdiction of the courts of the State of Delaware and the Company irrevocably consents to the jurisdiction of any court in which the Indemnitee brings action pursuant to Section 7(c), for all purposes in connection with any Proceeding which arises out of or relates to this Agreement. The Company agrees not to initiate any such action or Proceeding in any state other than Delaware and both the Company and the Indemnitee hereby agree to waive their right to a trial by jury in any such Proceeding.
Section 20. Assignment. Neither this Agreement nor any duties or responsibilities pursuant hereto may be assigned by the Company to any other person or entity without the prior written consent of the Indemnitee.
IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first above written.

THE WET SEAL, INC.

By:	/s/ Adam Lance Rothstein
Name:	Adam Rothstein
Title:	Compensation Committee Chairman

INDEMNITEE

/s/ Ed Thomas
Name:	Edmond S. Thomas

Exhibit D - Employee Confidentiality And Invention Assignment Agreement

EMPLOYEE CONFIDENTIALITY
AND INVENTION ASSIGNMENT AGREEMENT
In consideration of, and as a condition of my employment with The Wet Seal, Inc. and/or its subsidiary and affiliated companies (“Wet Seal” or the “Company”), I hereby represent to, and agree with the Company as follows:
1.Purpose of Agreement. I understand that it is critical for the Company to preserve and protect its “Confidential Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below), and all related intellectual property rights. I acknowledge and agree that in the course of my employment with the Company, I may gain access to certain confidential information, inventions, works of authorship, and other types of proprietary subject matter that comprise valuable, special and unique assets of the Company’s business, and that access to the foregoing is granted to me only for the purpose of enabling me to perform my duties for the Company. I agree that the Company has an identifiable interest in protecting its rights and ownership of the foregoing, as well as all intellectual property rights associated therewith (including, without limitation, its patents, copyrights, trademarks, and trade secrets). Accordingly, I am entering into this Employee Confidentiality and Invention Assignment Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2.Disclosure of Inventions. Without further compensation, I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

3.Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or actual or demonstrably anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company. I hereby irrevocably assign, and agree to assign, the Assigned Inventions to the Company. I understand that this assignment is intended to, and does, extend to subject matters currently in existence, those in development, as well as those which have not yet been created. Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me prior to the date of this Agreement, which belong to me and which are not assigned to the Company (“Prior Inventions”). If no such list is attached, I agree that it is because no such Prior Inventions exist. I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-

free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

4.Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code (or any comparable law of any other State), which states as follows:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under California Labor Code Section 2870(a), the provision is against the public policy of this state and is unenforceable.
5.Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit for an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6.Assistance/Power to Act. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the General Counsel of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7.Confidential Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that (i) relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence, (ii) that is not generally known to the public or to other persons in the industry, or if generally known, is used, selected or arranged by the Company in a manner that is not generally known and is made the property of the Company by mutual agreement of the parties through this Agreement, and (iii) that the Company has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure (the “Confidential Information”). Confidential Information includes, but is not limited to, Assigned Inventions, knowledge, data, know-how, non-public intellectual property rights including unpublished or pending patent applications and all related patent rights, techniques, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and developments, whether or not patentable and whether or not copyrightable. For example, Confidential Information may include information I learn about or develop in connection with my employment with the Company, such as: (i) product information, designs, sketches, styles, patterns, samples, prototypes, plans, specifications, and pricing; (ii) techniques and methods for developing, manufacturing, commercializing or improving its products or services; (iii) customer lists and data, (iv) non-public financial information, including forecasts, budgets and data; (v) marketing and advertising plans, strategies, tactics, budgets and studies; (vi) business and operations strategies; (vii) the identities of the key decision makers at the Company’s vendors, suppliers, or other business partners; (viii) the particular needs and preferences of the Company’s customers and business partners, and the Company’s approaches and strategies for satisfying those needs and preferences; (ix) contracts and terms; (x) research and development plans; (xi) customized software applications; (xii) hardware and hardware configurations; (xiii) employment and personnel information (including, without limitation, the names, addresses, compensation, specific capabilities, job assignments and performance evaluations of Company personnel); (xiv) information regarding, or used, in employee training; (xv) information relating to employee stock ownership or entitlement; (xvi) information relating proposed or ongoing acquisitions or takeovers by or on behalf of the Company; and (xvii) other know-how. Confidential Information also includes compilations or analyses of Confidential Information developed or created by the Company. The foregoing are only examples of Confidential Information. If I am uncertain as to whether any particular information or material constitutes Confidential Information, I shall seek written clarification from either my direct supervisor or the Company’s General Counsel, or if I am no longer employed by the Company, from the Company’s General Counsel.

8.Exceptions to Confidential Information. Notwithstanding the definition set forth in Section 7, Confidential Information does not include information that I can show by competent proof: (a) was generally known to the relevant public at the time of disclosure in the same form as maintained by the Company, or became generally known after disclosure to me; (b) was lawfully received by me from a third party; (c) was known to me prior to receipt from the Company or (d) was independently developed by me or independent third parties; in each case, without breach by me or any third party of any obligation of confidentiality or non-use.

9.Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all Confidential Information in strict confidence and trust. I will not use, disclose, copy, reverse-engineer, distribute, gain unauthorized access or misappropriate any Confidential Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will not take with me or retain any documents or materials or copies thereof containing any Confidential Information. I agree to return all tangible expressions of Confidential Information and all other Company property and data (original, hard and electronic copies) in my possession on or before my last day of employment, including but not limited to all Company business records, and all of the tangible and intangible property belonging to the Company and relating to my employment with the Company. If, at the time of termination, I have Confidential Information stored on personal computer media, I shall so advise the Company. I will then work with the Company to ensure that the location of all such information is fully disclosed to the Company, retrieved by the Company in a forensically sound manner, and is permanently deleted by the Company or its designee from my personal computer media. Upon the Company’s request, I will execute a document confirming my agreement to honor my responsibilities contained in this Agreement after my departure. Notwithstanding my confidentiality obligations, I am permitted to disclose Confidential Information that is required to be disclosed by me pursuant to judicial order or other legal mandate, provided that I have given the Company prompt notice of the disclosure requirement, and that I fully cooperate with any efforts by the Company to obtain and comply with any protective order imposed on such disclosure.

10.No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

11.Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort. As a result, during my employment, I will not, without the Company’s express written consent, engage in any other employment or business that (i) directly competes with the current or future business of the Company; (ii) uses any Company information (whether Confidential Information or not), equipment, supplies, facilities or materials; or (iii) otherwise conflicts with the Company’s business interest and causes a disruption of its operations.

12.Notification. I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

13.Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit employees or consultants of the Company to terminate their relationship with the Company for my own benefit or for the benefit of any other person or entity.

14.Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

15.Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

16.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

17.Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

18.Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

19.Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

20.Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

21.Employment At Will. I understand and agree that my employment with the Company is at will, unless I have entered into a written employment agreement, signed by the CEO or an authorized member of the Board of Directors of the Company, for a definite term with the Company. I understand and agree that this means that I may resign from the Company, or it may terminate my employment, with or without cause, with or without notice, for any reason or no reason. Nothing contained in this Agreement shall limit or otherwise alter the at-will nature of my relationship with the Company.

22.Effectiveness. This Agreement shall become effective on the earlier of (1) the commencement of my employment with the Company or (2) the date and time at which any Confidential Information was or is first disclosed to me. This Agreement shall remain in force in the event of my resignation from the Company or the termination of my employment with it, regardless of the manner of or reason for such termination, and regardless of whether such termination constitutes a breach of any other agreement I may have with the Company.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND AND AGREE TO ALL OF ITS TERMS.

/s/ Ed Thomas                         8/22/2014
Employee's Signature                        Date
Edmond S. Thomas
Employee's Printed Name